Registration No. 333-35460 Rule 424 (b)(2)
                                     Pricing Supplement No:317 Cusip:14912LQ87
                                     Dated:  March 27, 2001

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$60,000,000           5.31875% including the spread      $59,938,200


Original Issue Date:    Commission Fee:               Maturity Date:
04/02/01	  $61,800                      06/02/2003

Dealer:	     Index Maturity:                Spread +/-:
Salomon Smith Barney	      Monthly	   +24

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases:  1 Month LIBOR + 24bps

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar


Maximum Interest Rate:  N/A             Interest Payment Period:  Monthly

Interest Payment Dates: Coupons will pay/reset on the 2nd of each month(or next good business day) modified following convention.
                        Initial payment due 05/02/01.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay/reset on the 2nd of each month (or next good business day) modified following convention.
                        Initial payment due 05/02/01.

Interest Determination Dates: Two London business days prior to the reset date.


Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                               as a percentage of
                               aggregate principal
                               amount): 100%

Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2,449.00MM principal amount of the Notes had been sold at interest rates then in effect. Additionally, the total principal amount of the Notes offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000 has been reduced from $4,000.0 mm to $3,500.0 mm. $500 mm principal amount of debt securities registered pursuant to Registration Statement No. 333-35460 are being offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and Prospectus each dated September 8, 2000.

	_________________________________

	Pricing Supplement to Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000.